VICTOR INDUSTRIES, INC. NEARS COMPLETION OF MERGER WITH ETHOS

Missoula, Montana, March 27, 2006, The Board of Directors of Victor Industries, Inc. OTC BB: VICI.OB (the “Company”) met over the weekend and has authorized the execution of an agreement with Ethos Environmental, Inc. (“Ethos”). Although terms are presently still being negotiated and no definitive agreement has been executed, the Company’s Board has authorized, subject to shareholder approval, the officers and directors of the Company to execute an agreement with Ethos requiring that the Company effectuate a name and symbol change, re-domicile to Nevada, and complete a reverse stock split between 100:1 and 1000:1. Any such agreement with Ethos will necessarily involve a post-reverse share exchange on a one-for-one basis.

Additionally, as previously indicated, the Company’s shareholders will also receive a dividend of Envirotech Industrial Group, Inc. (“EIG”) shares that will be distributed following the closing of the Ethos transaction. The record date for such an issuance has yet to be determined. Upon closing on an agreement with Ethos, the Company will undertake to spin-off all current operations into EIG, which will immediately begin preparations to trade publicly as a separate entity. It is anticipated that shareholders will hold shares of two publicly traded companies.

The Company’s management is pleased with the speed and professionalism in which Ethos has moved in completing this merger. While the principal terms to the agreement have been agreed upon, certain particulars are still being finalized, including the record date for voting purposes and the exact number of the reverse split. It is anticipated that a Definitive Agreement will be signed in the very near future, likely this week.

Ethos offers a unique, patented fuel additive that results in a cleaner fuel upon ignition. Ethos Fuel Reformulator, better known as Ethos FR, works with many fuels, including jet fuel, natural gas, diesel and gasoline, resulting in lower fuel costs, fewer emissions and lower maintenance costs. The introduction of this patented product is very timely in light of rising fuel and energy costs.

In a recently released article regarding Ethos, it is noted that Ethos has conducted testing in conjunction with several foreign countries, including China, over the course of the last four years. Presently, Ethos is conducting tests with the U.S. Military in two separate locations. Fleet operators, such as Allied Waste Services, a leader in the solid waste industry, have been using Ethos FR along with Bio-Diesel in their fleet for four years, resulting in reduction in emissions and reduction in fuel costs.

Ethos has been in operations for more than six years with substantial sales last year, and substantially greater orders already this year. Importantly, Ethos has recently acquired a facility with over 70,000 square feet to meet the continuously growing demand for its products.

For additional information on Ethos, please visit www.ethosfr.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended; such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in operating results due to a number of economic, competitive and other factors. These factors could cause operations to vary significantly from prior periods, and those projected in forward-looking statements. Information with respect to these factors which could materially affect the Company and its operations are included on certain forms the Company files with the Securities and Exchange Commission.